ADDvantage Technologies Announces Cost-Reduction Initiative,
Designed to Align Expenses with Growing 5-G Demand

With Initial 5-G-Related Scaling Complete, Company Eliminates $2.4 Million in Fulton-Related G&A,
Expected to Be Evident in Second-Half of Fiscal Year

Carrollton, Texas, March 17, 2022 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today announced a significant cost-reduction initiative, designed to improve operational efficiency and reduce costs following the initial ramp-up to meet the growing demand for 5-G and related tower work.
As the Company has received more clarity into the pace and geographic distribution of 5-G work for the balance of the year, management has been able to reallocate resources and improve operational efficiency. Senior leadership has taken action, starting in March 2022, to reduce annual operating, general and administrative expenses for its Fulton Technologies subsidiary and including expense reductions at the corporate level. Management expects the benefit of these actions to reduce fixed costs by approximately $2.4 million on an annual basis, with the benefits of the reductions evident in the third fiscal quarter of 2022, the period ending June 30, 2022. The reductions are approximately 60% headcount-related and 40% external overhead and operating expenses. The headcount reductions are in the back-office and do not affect field operations.
“As we have been saying, the 5-G rollout has finally begun in earnest, leading to significant activities from multiple customers in several states, and we expect our wireless revenue to continue to grow from the $7 million range in the second fiscal quarter, with further expansion in the second half of the fiscal year,” commented Joe Hart, Chief Executive Officer. “This growth, and the accelerating 5-G rollout across the industry, gives us significant confidence in continued revenue ramps during the balance of this fiscal year. Our focus now turns to improving our operating efficiency and properly aligning resources for future demand, enabling us to expand gross and operating margins while we deliver exceptional service to our customers. The actions taken today should enable margin expansion and position us for profitability as we exit fiscal 2022.”
About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.
ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.
Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.
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